Cohu Reports Third Quarter 2007 Operating Results

POWAY, Calif., October 25, 2007 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales were $64.5 million for the third quarter ended September 29, 2007 compared to $74.8 million for the third quarter ended September 30, 2006 and $66.4 million for the second quarter ended June 30, 2007. Net income for the third quarter of 2007 was $2.2 million, or $0.10 per share compared to $4.2 million or $0.18 per share for the third quarter of 2006 and $2.0 million or $0.09 per share in the second quarter of 2007. Income from continuing operations for the third quarter of 2007 was $2.2 million or $0.10 per share compared to $4.5 million or $0.19 per share for the third quarter of 2006 and $2.0 million or $0.09 per share for the second quarter of 2007.

Net sales for the first nine months of 2007 were $184.3 million with income from continuing operations of $6.0 million or $0.26 per share compared to net sales of $193.5 million with income from continuing operations of $13.3 million or $0.58 per share for the first nine months of 2006. Net income for the first nine months of 2007 was $5.9 million or $0.26 per share compared to $12.3 million or $0.54 per share for 2006. Net income for the first nine months of 2006 benefited from a gain on the sale of our Littleton facility of approximately $3.0 million.

Sales of semiconductor equipment accounted for 87.3% of total third quarter 2007 sales. Microwave communications equipment contributed 6.6% of sales and closed circuit television cameras and related equipment were 6.1% of sales for the same period.

Cohu consolidated orders for the third quarter of 2007 were $54.9 million compared to $62.6 million for the second quarter of 2007. Third quarter 2007 orders for semiconductor equipment decreased to $41.7 million from $52.6 million in the second quarter of 2007. Backlog was $66.0 million at September 29, 2007 compared to $75.6 million at June 30, 2007. Cohu expects fourth quarter 2007 sales to be approximately $57 million to $62 million.

James A. Donahue, President and Chief Executive Officer, stated, “Third quarter sales were at the high end of our guidance due to better than expected sales of semiconductor equipment.  Gross margin benefited from improved product mix in our semiconductor equipment business, but net income was negatively impacted by operating losses in our microwave communications and closed circuit television operations.”

Donahue concluded, “Based on current customer forecasts and recent comments from other suppliers of back-end semiconductor equipment, we do not expect any significant improvement in near term demand for test handlers.  Operating results in our microwave communications and closed circuit television businesses are expected to improve in the fourth quarter.  Looking ahead, we have important development programs underway in both our high speed and high performance thermal handler segments that we believe position us for market share gains when business conditions improve. “

Cohu’s Board of Directors approved a quarterly cash dividend of $0.06 per share payable on January 4, 2008 to shareholders of record on November 30, 2007. Cohu has paid consecutive quarterly cash dividends since 1977.

Certain matters discussed in this release, including statements concerning Cohu’s expectations of market share gains, orders and revenues are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the concentration of our revenues from a limited number of customers; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; inventory write-offs; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a supplier of test handling, burn-in and thermal solutions used by the global semiconductor industry, microwave communications and closed circuit television equipment.

Cohu will be conducting their conference call on Thursday, October 25, 2007 at 2:00 p.m. Pacific Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

Cohu, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts) (unaudited)

	Three months ended (1)		Nine months ended (1)
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Net sales	$64,490	$74,787	$184,265	$193,499
Cost and expenses:
Cost of sales	43,885	48,130	124,691	124,862
Research and development	9,575	11,267	29,298	28,550
Selling, general and administrative	9,861	10,698	27,408	27,984
Gain on sale of facilities	—	—	—	(2,963)

	63,321	70,095	181,397	178,433

Income from operations	1,169	4,692	2,868	15,066
Interest income	2,106	1,764	6,286	4,807

Income from continuing operations before income taxes	3,275	6,456	9,154	19,873
Income tax provision	1,040	1,958	3,163	6,598

Income from continuing operations	2,235	4,498	5,991	13,275

Discontinued operations (2):
Loss from discontinued operations before income taxes (3)	—	(459)	(66)	(1,434)
Income tax benefit	—	(158)	(23)	(499)

Loss from discontinued operations	—	(301)	(43)	(935)

Net income	$2,235	$4,197	$5,948	$12,340

Income (loss) per share:
Basic:
Income from continuing operations	$0.10	$0.20	$0.26	$0.59
Loss from discontinued operations	(0.00)	(0.01)	(0.00)	(0.04)

Net income	$0.10	$0.19	$0.26	$0.55

Diluted:
Income from continuing operations	$0.10	$0.19	$0.26	$0.58
Loss from discontinued operations	(0.00)	(0.01)	(0.00)	(0.04)

Net income	$0.10	$0.18	$0.26	$0.54

Weighted average shares used in computing income (loss) per share:
Basic	22,945	22,609	22,830	22,563
Diluted	23,433	22,806	23,282	22,892

(1)	The three-month periods ended September 29, 2007 and September 30, 2006 contain 13 and 14 weeks, respectively. The nine-month periods ended September 29, 2007 and September 30, 2006 contain 39 weeks. Total share-based compensation recorded in the three-month period ended September 29, 2007 under SFAS 123R was approximately $1,016,000 and is included in cost of sales ($119,000); research and development ($322,000); and selling, general and administrative expense ($575,000). Total share-based compensation recorded in the nine-month period ended September 29, 2007 was approximately $3,138,000 and is included in cost of sales ($347,000); research and development ($937,000); and selling, general and administrative expense ($1,854,000). Total share-based compensation recorded in the three-month period ended September 30, 2006 was approximately $1,125,000 and is included in cost of sales ($114,000); research and development ($343,000); and selling, general and administrative expense ($668,000). Total share-based compensation recorded in the nine-month period ended September 30, 2006 was approximately $2,625,000 and is included in cost of sales ($280,000); research and development ($765,000); and selling, general and administrative expense ($1,580,000).

(2)	In May, 2006, Cohu sold its metal detection equipment business, Fisher Research Laboratory (FRL). As a result of the disposition, the operating results of FRL have been presented as discontinued operations.

(3)	Includes a loss on disposition of approximately $466,000 and $1,272,000 in the three- and nine-month periods ended September 30, 2006, respectively.

Cohu, Inc.
Condensed Consolidated Balance Sheets

(in thousands) (unaudited)

	September 29,	December 30,
	2007	2006
Assets:
Current assets:
Cash and investments	$156,235	$147,916
Accounts receivable	47,643	50,088
Inventories	43,729	48,020
Deferred taxes and other	23,846	27,194
Current assets of discontinued operations	28	675

Total current assets	271,481	273,893
Property, plant & equipment, net	30,326	29,586
Goodwill	16,038	12,898
Intangible and other assets	10,628	9,485
Noncurrent assets of discontinued operations	471	477

Total assets	$328,944	$326,339

Liabilities & Stockholders’ Equity:
Current liabilities:
Deferred profit	$4,570	$9,841
Other current liabilities	36,625	38,216
Current liabilities of discontinued operations	156	316

Total current liabilities	41,351	48,373
Deferred taxes and other noncurrent liabilities	7,090	6,378
Stockholders’ equity	280,503	271,588

Total liabilities & stockholders’ equity	$328,944	$326,339

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com
Contact: John Allen — Investor Relations (858) 848-8106